EXHIBIT 23.1

September 7, 2017

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Osisko Gold Royalties Ltd of our report dated March 15, 2017, relating to the consolidated financial statements which appears in the Annual Report on Form 40-F for the years ended December 31, 2016 and 2015 and dated March 27, 2017. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement on Form F-3.

/s/ PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
_______________________________________________
1 CPA auditor, CA, public accountancy permit No. A122718

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1
T: +1 514 205 5000, F: +1 514 876 1502

"PwC" refers to PricewaterhouseCoopers LLP / s.r.l. / s.e.n.c.r.l., an Ontario limited liability partnership.